Exhibit 10.2

CONSULTING AGREEMENT TERMS
Steve Schwarzwaelder

Name and Address of Company:	Nexeo Solutions, LLC 3 Waterway Square Place, Suite 1000 The Woodlands, Texas 77380

Name and Address of Consultant:	Mr. Steve Schwarzwaelder [ ]

Start Date:	January 1, 2014

End Date:	December 31, 2014

Consulting Fee:

•                        For providing the Consulting Services, Company shall pay (or cause to be paid) to Consultant an annual consulting fee of $175,000, payable monthly in arrears on the first Business Day of the month.

•                        To the extent determined appropriate by Company, Consultant may receive additional compensation to the extent Consultant serves as a member of the board of directors (or in a similar capacity) of the Company.  As of January 1, 2014, compensation for non-executive directors is $100,000 per year.

Consulting Services:

•                        The following services, as Company may reasonably request from time to time: (i) building key business relationships both in general and in the context of the Company and its affiliates; and (ii) identifying, evaluating, recommending and implementing various strategic initiatives for the Company.

Special Terms:

•                        Consultant will devote such time as is reasonably requested to properly perform the Consulting Services.

•                        During the Term, Consultant agrees to refrain from providing services substantially similar to the Consulting Services to any person or entity (other than Company and its affiliates) (collectively, the “Restricted Activities”).

•                        Subject to any policies of the Company applicable to members of the board of directors of the Company, neither the Restricted Activities nor the restrictions set forth in Section 4 of the Terms and Conditions will restrict Consultant’s ability to accept (and ultimately receive compensation relating to) a position as a director (or similar position) with a company or enterprise directly or indirectly related to Company or its related parties.

•                        In connection with the payment of the Consulting Fee, Consultant agrees to provide Company with monthly invoices that allocate in reasonable detail the time and expenses spent performing the Consulting Services during the month billed, including allocation of such time and expenses to the various projects Consultant was asked to support during the month billed.

THIS CONSULTING AGREEMENT incorporates the attached Terms and Conditions (collectively, this ‘‘Agreement”) and is entered into as of the “Start Date” noted above, by and between the Company identified above (“Company”) and the consultant identified above (“Consultant”). Company desires to engage Consultant to provide the services described above (the “Consulting Services”). The parties execute and deliver this Agreement to state their mutual obligations hereunder.

NEXEO SOLUTIONS, LLC		CONSULTANT

By:	/s/ Michael B. Farnell, Jr.	By:	/s/ Steven B. Schwarzwaelder
Title:	EVP, Chief Legal Officer	Title:	Advisor

Date: 1/27/2014		Date: 1/24/2014

TERMS AND CONDITIONS TO CONSULTING AGREEMENT

1.                                        Consulting Services; Term. Commencing on and ending on the dates shown above (the “Term”), Consultant hereby agrees to provide the Consulting Services to Company. Consultant shall perform the Consulting Services in accordance with the standard of care and diligence normally observed in its profession. The Term shall automatically renew for an additional one year period at the end of each Term; provided that the term shall automatically expire concurrent with the expiration of the Consultant’s term as a member of the board of directors of Nexeo Solutions Holdings, LLC. In addition, either party may terminate this Agreement in its sole and exclusive discretion at any time by giving written notice to the non-terminating party. Upon the expiration or termination of this Agreement: (i) Company will pay (or cause to be paid) all accrued but unpaid Consulting Fees and expense reimbursements as of the date of such expiration or termination; and (ii) this Agreement will terminate except that Sections 3-8 and 10 will continue in full force and effect.

2.                                        Consulting Fees; Expenses. As compensation for the Consulting Services, Company shall pay Consultant the consulting fee shown above (the “Consulting Fee”). Company shall reimburse Consultant for the reasonable and documented out-of-pocket expenses (“Expenses”) directly incurred by Consultant in connection with performance of the Consulting Services. Each request for reimbursement shall include such invoices and other supporting documentation as appropriate to support the request for reimbursement. Company’s prior consent will be required for those expenses that, in the aggregate, exceed $10,000 during any calendar month during the Term, except with respect to those Expenses relating to travel at the direction of Company.

3.                                      Non-Disclosure.

(a)                                   To the extent that, before or after the Start Date of Term, Consultant comes into possession of any proprietary or confidential information regarding (i) the Company or any party related to or affiliated with Company (collectively, the “Nexeo Group”), (ii) TPG Global, LLC (“TPG”) or any entity related to or affiliated with TPG (collectively, the “TPG Group”) or (iii) any entity, business or enterprise that a member of the Nexeo Group or the TPG Group may be evaluating for any reason whatsoever (each, a “Target”) (such information collectively referred to herein as “Confidential Information”), neither Consultant nor any party related to or affiliated with Consultant shall, during the Term and for a period of five (5) years thereafter, directly or indirectly disclose to any third party any Confidential Information, except that with respect to Confidential Information relating to Company, Consultant may disclose such Confidential Information: (i) as required by law; (ii) to the extent it becomes generally available to the public without breach of this Agreement; and (iii) if received lawfully from a third party (other than from a member of the Nexeo Group or the TPG Group) that has no legal obligation to keep such information confidential. In the event that Consultant is required by legal process to disclose Confidential Information, Consultant shall, to the extent legally permissible to do so at any time, immediately advise Company and, if requested, Consultant shall cooperate with Company to limit and shield such disclosure.

(b)         Consultant acknowledges that the Confidential Information may constitute material, non-public information. Consultant is aware that the securities laws of the United States and other relevant jurisdictions prohibit any person who has material, non-public information concerning the issuer of publicly traded securities from purchasing or selling such securities or from communicating such information to any other person when it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(c)             Company, TPG, any Target and each of their respective related or affiliated parties shall be entitled to injunctive relief, to which Consultant hereby consents, and all other relief available at law or in equity to prevent or remedy any breach of this Section 3.

4.                                      Non-Solicitation. During the Term and for a period of 12 months after its expiration, Consultant agrees to refrain from, directly or indirectly (i) employing or engaging, soliciting for employment or engagement, becoming employed or engaged by, or becoming partners or co-owners with, any employee of Company or any of its affiliates, TPG, its management entity, or its affiliated and/or related funds, and their respective portfolio entities; and (ii) inducing any such person to terminate his or her employment with such entity.

5.                                      Independent Contractor Status. In performing the Consulting Services, Consultant may hold itself out only as a “Consultant of Company.” The relationship of Consultant to Company in performing the Consulting Services shall be that of an independent contractor, and nothing contained in this Agreement shall create or imply a partnership, joint venture, agency or employment relationship between Consultant and Company. Without Company’s written consent, Consultant is not authorized to bind Company or to otherwise make any representation, agreement or commitment on behalf of Company. Company will not withhold any federal, state or local payroll taxes or any state unemployment or similar taxes in respect of the Consulting Services. Consultant will be responsible for the payment of all federal, state or local taxes relating to the Consulting Fees.

6.                                      Notices. All notices, requests, demands and other communications under this Agreement shall be in writing, shall be addressed to the receiving party at the address provided above, and shall be deemed to have been duly given on the date of delivery to the party’s indicated address. Either party may change its address for purposes of this Section by giving the other party written notice of the new address in the manner set forth above. For purposes of this Agreement, the term “in writing” includes an email communication from the sending party to the known email address of the receiving party.

7.                                      Indemnity. Except to the extent caused by the gross negligence, fraud or intentional misconduct of, or the breach of this Agreement by, Consultant, Company will indemnify and hold Consultant harmless against (i) all claims by third parties (“Claims”) arising from the Consulting Services and (ii) all costs, including reasonable attorneys’ fees, to defend such Claims. Consultant shall give Company immediate written notice of any potential matter that may become a Claim, and Company shall have the right, in its sole discretion, to assume the defense thereof. Consultant shall not settle any Claim without Company’s prior written approval.

8.                                      Work Product. Company shall retain sole worldwide ownership, copyright, trade secrecy and other rights in any works, materials, products, designs, inventions, programs, improvements, discoveries, processes or other properties related to the Consulting Services (“Works”). Consultant agrees that all Works will be solely for the benefit of Company and will be the sole property of Company or the applicable affiliated entity receiving the Consulting Services. All Works will be deemed “work for hire.” Company will have all rights in Works, including copyrights. If for any reason some or all of the Works are not deemed “work for hire,” then Consultant hereby irrevocably assigns all of its right, title and interest in such Works to Company, and will upon Company’s request assign such rights as Company may direct. Consultant hereby irrevocably waives all “moral rights” applicable to any of the Works. To the extent that such “moral rights” may not be waived, Consultant agrees and covenants never to bring any claim or action to enforce any such “moral rights.” On or before the last day of the Term, Consultant shall return to Company all documents and files (and copies thereof) and other property of Company or its affiliates that Consultant has in its possession.

9.                                      Certain Representations. Consultant represents and warrants to Company that (i) Consultant, and to Consultant’s knowledge, all of Consultant’s agents and advisers, if any, are persons that Company is permitted to do business with in accordance with applicable laws; (ii) Consultant will not employ or engage any agents or advisers that Company is not permitted to do business with under any applicable law; (iii) this Agreement and the Consulting Services contemplated hereby do not conflict with or violate any contractual, fiduciary or any other obligations that Consultant owes any other person or entity; and (iv) Consultant will comply with all applicable laws in performing the Consulting Services.

10.                               Miscellaneous. This Agreement (i) contains the entire understanding between the parties hereto with respect to the subject matter hereof and entirely supersedes all prior agreements, arrangements and communications regarding such subject matter; (ii) may be amended, waived, changed, or modified only by an agreement in writing signed by both parties; (iii) is entered into by and between sophisticated parties with benefit of counsel, and shall be construed neutrally to effect the intent hereof; (iv) shall be interpreted (and if appropriate, reformed) to the fullest extent possible to permit enforcement hereof; and (v) shall be governed by and interpreted in accordance with the laws of the State of Texas, excluding laws pertaining to conflicts of law. With respect to any suit, action or proceeding relating to this Agreement, each party hereby irrevocably submits to the jurisdiction of the State and Federal courts located in Tarrant County, State of Texas. Venue for any such action shall lie exclusively in the State and Federal courts located in Tarrant County, State of Texas. The prevailing party in any action to enforce this Agreement shall be reimbursed all of its costs, including reasonable attorneys’ fees and expenses, incurred in connection with such enforcement. Except as otherwise permitted under this Agreement, Consultant shall not assign this Agreement, or any right or obligation hereunder, without the express prior written consent of Company. Consultant may assign this Agreement to an entity or individual affiliated with Consultant (each, a “Consultant Affiliate”) by providing prior written notice of such assignment to Company; however, Consultant and any such Consultant Affiliate shall be jointly and severally liable to Company for the obligations under this Agreement notwithstanding such assignment to a Consultant Affiliate. Any such attempted assignment in contravention of this Section shall be null and void.